EXHIBIT 5









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                                 August 15, 2005


T2CN Holding Limited
5th Floor, No. 88
Qinjiang Road
Shanghai, China 200233


      This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of T2CN Holding Limited, a British Virgin Islands corporation (the "Company"), of up to 8,091,503 shares of common stock, all as referred to in the Registration Statement on Form F-1 filed by the Company with the Securities and Exchange Commission.

      We have examined the Memorandum of Association, the Articles of Association and the minutes of the Board of Directors of the Company and the applicable laws of the British Virgin Islands. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares of common stock are legally issued, fully paid and non-assessable.

      Our opinion is based upon the laws of the British Virgin Islands.


                                    Very Truly Yours,

                                    HART & TRINEN, L.L.P.


                                       By
                                         William T. Hart












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